Exhibit (a)(1)(I)

[FORM OF CONFIRMATION OF RECEIPT OF ELECTION FORM]

Confirmation of Receipt of Election Form

This Confirmation of Receipt of Election Form is related to the offer from PDF Solutions, Inc. to exchange certain outstanding stock options.

We have received your Election Form electing to ACCEPT the offer to exchange all eligible stock options as indicated in your Election Form.

Please note that you may change your election(s) at any time before 9 p.m. U.S. Pacific Time on December 15, 2009.

If you have any questions, please telephone Joy E. Leo at +1 (408) 938-6477 or send an email to tenderoffer@pdf.com.

Thank you,

Joy E. Leo